Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2019 (May 24, 2019 as to the Reverse Stock Split discussed in Note 1, May 10, 2019 as to the retrospective adoption of Accounting Standards Update No. 2016-18 Statement of Cash Flows (Topic 230): Restricted Cash, described in Note 2 and April 17, 2019 as to the subsequent events discussed in Note 16), relating to the consolidated financial statements and financial statement schedule of Mohawk Group Holdings, Inc. for the years ended December 31, 2018 and 2017 (which report expresses an unqualified opinion and includes an explanatory paragraph that describes the substantial doubt about Mohawk Group Holdings, Inc.’s ability to continue as a going concern) appearing in the Prospectus dated June 12, 2019 filed by the Company, pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Company’s Registration Statement No. 333-231381.

/s/ Deloitte & Touche LLP

New York, New York

June 12, 2019